Protective Insurance Corporation Announces John Barnett as new Chief Financial Officer and Bahr Omidfar as new Chief Information Officer
CARMEL, Ind. – September 16, 2019 – Protective Insurance Corporation (NASDAQ: PTVCA) (NASDAQ: PTVCB), a specialty property-casualty holding company in the transportation and workers’ compensation insurance industries, has announced John Barnett as the Company’s Chief Financial Officer, effective September 30, 2019, and Bahr Omidfar as the Company’s Chief Information Officer, effective September 16, 2019.
John Barnett has most recently served as Chief Financial Officer and Executive Vice President of First Acceptance Corporation, a non-standard auto insurance underwriter, since October 2018 and served as Senior Vice President, Finance from May 2007 to March 2013.   His responsibilities at First Acceptance Corporation included financial reporting, accounting, planning and analysis, investments, actuarial, and treasury operations.   John served as Vice President, Finance of Broadcast Music, Inc. from March 2013 to October 2018 and has served in various other management and manufacturing roles during his career, including as Senior Manager, Planning and Analysis of Anheuser-Busch Companies from 1999 to 2007.   John holds a B.S. from the United States Military Academy, a Master of Science in Engineering Management from the University of Missouri, and an M.B.A. from the University of Illinois.
“John will have a significant impact on Protective.  As CFO, John will help us drive improvement in operating results and position us for profitable growth,” said Protective’s Chief Executive Officer Jeremy Johnson.  “John is a versatile leader who understands the value of analysis-driven business decisions.”
Bahr Omidfar most recently served as Chief Technology Officer at CNA Insurance from January 2018 to April 2019, where he developed, executed and led various initiatives, including the implementation of a new operating model; leading strategic partnership; and the creation of a technology strategy and roadmap for the enterprise.  Bahr served in various Senior Vice President roles with Fidelity Investments from 2013 to 2018, focusing on technology and security.   Bahr has also held roles at Rockwell Automation, Raytheon, Motorola, Deloitte, and Northrup Grumman Corporation and holds multiple certifications, including Six Sigma Master Black Belt.
“Bahr has a proven track record of transforming operating models at global organizations,” said Johnson.  “As a change agent and customer advocate, Bahr believes in the importance of systems operating with speed and efficiency to enhance our capabilities and customer experience.  We are excited about the breadth of experience and vision John and Bahr will bring to our executive leadership team.”

About Protective Insurance Corporation

Protective Insurance Corporation (the “Company”), based in Carmel, Indiana, is a property-casualty insurer specializing in marketing and underwriting property, liability and workers’ compensation coverage for trucking and commercial automobile fleets, as well as coverage for trucking industry independent contractors.  In addition, the Company offers workers’ compensation coverage for a variety of operations outside the transportation industry.
Forward-looking statements in this release, including but not limited to statements regarding Mr. Barnett’s and Mr. Omidfar’s leadership as Chief Financial Officer and Chief Information Officer, respectively, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties. Investors are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Media Contact:
Matt Thompson
(317) 429-2684
mthompson@protectiveinsurance.com